UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

DJO Finance LLC

(Exact name of registrant as specified in its charter)

Delaware	333-142188	20-5653965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 Decision Street

Vista, CA 92081

(Address of principal executive offices, including zip code)

(760) 727-1280

(Registrant’s telephone number including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2009, Ken Davidson and Paul Chapman resigned from the Board of Directors of DJO Incorporated (the “Company”), the Parent of DJO Finance, LLC.  Mr. Davidson also resigned on that date from his position as Chairman of the Board.

On January 22, 2009, the Board of Directors of the Company elected Lesley Howe and Paul LaViolette as members of the Board of Directors to fill the two vacancies created by the resignations of Messrs. Davidson and Chapman.  Mr. Howe was also elected Chairman of the Audit Committee of the Board, and Sidney Braginsky, the former Chairman of the Audit Committee, will continue as a member of that committee.  Mr. LaViolette has not been appointed to any committee of the Board.  The Board appointed Chinh Chu as Chairman of the Board.

Mr. Howe was a senior partner with the international accounting firm of KPMG, LLP for more than 30 years and served as Area Managing Partner for the Los Angeles office from 1994 to 1997.  Mr. Howe serves on the board of directors of P.F. Chang’s China Bistro Inc., NuVasive, Inc. and Volcano Corporation.

Mr. LaViolette served as Chief Operating Officer of Boston Scientific Corporation, a worldwide leader in less invasive medical devices, from 2004 until the end of 2008.  He currently serves as the Director of the Executive Committee of Advanced Medical Technology Association (ADVAMED), the world’s largest medical technology association.

Neither Mr. Howe nor Mr. LaViolette had any arrangement or understanding with any other person pursuant to which they were elected to the Company’s Board of Directors.  Other than the standard compensation arrangement for members of the Board of Directors of the Company, there have been no transactions, and there are no currently proposed transactions, to which the Company or DJO Finance, LLC or any subsidiary of either such company was or is to be a party in which Mr. Howe or Mr. LaViolette had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DJO FINANCE LLC
Date: January 28, 2009
	By:	/s/ Donald M. Roberts
	Name:	Donald M. Roberts
	Title:	Executive Vice President, General Counsel and Secretary